                                                                    Exhibit 3.1

================================================================================

               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

================================================================================


                  THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of April 29, 2000, by and among World Commerce Online, Inc., a Delaware corporation (the "COMPANY"), Interprise Technology Partners, L.P., a Delaware limited partnership (the "INVESTOR"), i2 Technologies, Inc., a Delaware corporation ("i2"), and each other investors listed on the Schedule of Holders attached hereto as Exhibit A (together with the Investor, the "STOCKHOLDERS").

                                R E C I T A L S:

                   A. The Company and the Stockholders are parties to a Stock Purchase Agreement dated as of November 11, 1999 (the "PURCHASE AGREEMENT"). In order to induce such Stockholders to enter into the Purchase Agreement, the Company agreed to provide the registration rights set forth in this Agreement. Any other Persons who purchase capital stock of the Company may, with the consent of the Company's Board of Directors and the Investor, become parties to this Agreement by executing a Joinder Agreement.

                  B. The Company and the Investor are parties to a Registration Rights Agreement, dated as of March 30, 1999, entered into by the Investor and World Commerce Online, Inc., a Nevada corporation ("WCO-NEVADA"), which was previously merged into the Company (the "MARCH REGISTRATION RIGHTS AGREEMENT").

                  C. The Company and the Stockholders are parties to a Registration Rights Agreement, dated as of November 11, 1999 (together with the March Registration Rights Agreement, the "EXISTING REGISTRATION RIGHTS AGREEMENT").

                  D. The Company and i2 are parties to a Warrant Purchase Agreement, dated as of April 29, 2000 (the "WARRANT PURCHASE AGREEMENT"). In order to induce i2 to enter into the Warrant Purchase Agreement and to induce the Investor to modify some of its existing registration rights, the Company agreed to provide the registration rights set forth in this Agreement.

                  E. The Existing Registration Rights Agreement provides that it may be amended by the prior written consent of the Company and the holders of a majority of all Registrable Securities and the holders of a majority of all the Investor Registrable Securities.

                  F. The Company, the Investor and i2 intend that this Agreement amend, replace and supersede the Existing Registration Rights Agreement, so that all registration rights of the Company will be contained in a single agreement.

                  G. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 8 hereof.

                                    AGREEMENT

                  The parties hereto agree as follows:

                  1.  DEMAND REGISTRATIONS.

                      (A) REQUESTS FOR REGISTRATION. At any time beginning after May 31, 2000 and ending three (3) years after the closing of the Initial Public Offering (the "REGISTRATION PERIOD"), the holders of a majority of the Registrable Securities and the holders of a majority of the i2 Registrable Securities shall each be entitled to request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration ("LONG-FORM REGISTRATIONS"), at such time or times, and subject to the limitations, set forth in this Agreement.

                      (B) LONG-FORM REGISTRATIONS.

                          (i) During the Registration Period: (A) the holders of
a majority of the Existing Registrable Securities shall be entitled to request one (1) Long-Form Registration in which the Company shall pay all Registration Expenses as set forth in Sections 5(a) and (b) hereof; and (B) the holders of a majority of the i2 Registrable Securities shall be entitled to request one (1) Long-Form Registration in which the Company shall pay all Registration Expenses as set forth in Sections 5(a) and (b) hereof.

                          (ii) Additionally, at any time beginning after the
earlier of (A) 180 days after the closing of the Initial Public Offering or (B) March 30, 2001 and until the end of the Registration Period, the holders of a majority of the Existing Registrable Securities shall be entitled to request one
(1) Long-Form Registration in which the Company shall pay all Registration Expenses as set forth in Sections 5(a) and (b) hereof.

                          (iii) A registration shall not count as one of the
Long-Form Registrations until it has become effective and no Long-Form Registration shall count as one of the Long-Form Registrations unless the holders of Registrable Securities are able to register and sell at least ninety percent (90%) of the Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the Long-Form Registrations.

                      (C) SHORT-FORM REGISTRATIONS. In addition to the Long-Form Registrations provided pursuant to Section l(b), at any time beginning after the earlier of (A) 180 days after the closing of the Initial Public offering or (B) March 30, 2001 and until the end of the Registration Period, the holders of a majority of the Existing Registrable Securities shall be entitled to request two
(2) registrations under the Securities Act of all or part of their Registrable

Securities on Forms S-2 or S-3 or any similar short-form registration ("SHORT-FORM REGISTRATIONS") in which the Company shall pay all Registration Expenses as set forth in Sections 5(a) and (b) hereof. After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities, including, without limitation, as a "shelf registration" if so requested by the holders of a majority of the Registrable Securities.

                      (D) DEMAND REGISTRATIONS. All registrations requested pursuant to Sections l(a), (b) and (c) are referred to herein as "DEMAND REGISTRATIONS." Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Within ten (10) days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, except as provided in Section 1(e) below, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice.

                      (E) PRIORITY ON DEMAND REGISTRATIONS.

                          (i) The Company shall not include in any Demand
Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration. Without the consent of the Company, any Persons other than holders of Registrable Securities who participate in Demand Registrations must pay their share of the Registration Expenses as provided in
Section 5 hereof.

                          (ii) If on a Demand Registration requested by the
holders of a majority of the i2 Registrable Securities: (A) such Demand Registration is an underwritten offering; and (B) the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of the i2 Registrable Securities making such Demand Registration, then the Company shall include in such registration: (1) first, the i2 Registrable Securities and the Investor Registrable Securities, pro rata among the holders of such i2 Registrable Securities and Investor Registrable Securities on the basis of the number of shares owned by such holders; (2) second, the Registrable Securities other than both the i2 Registrable Securities and the Investor Registrable Securities, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders; and (3) third, other securities which are not Registrable Securities requested to be included in such registration pursuant to contractual registration rights ("OTHER REGISTRABLE SECURITIES"), pro rata among the holders thereof on the basis of the number of their securities requested to be included therein.

                          (iii) If on any of the Demand Registrations requested
by the holders of a majority of the Existing Registrable Securities: (A) such Demand Registration is an underwritten offering; and (B) the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of Existing Registrable Securities, the Company shall include in such registration: (1) first, the Investor Registrable Securities, pro rata among the holders of such Investor Registrable Securities on the basis of the number of shares owned by such holders; (2) second, the Registrable Securities other than the Investor Registrable Securities, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders; and (3) third, Other Registrable Securities requested to be included in such registration pursuant to contractual registration rights, pro rata among the holders thereof on the basis of the number of their securities requested to be included therein.

                          (iv) Notwithstanding the provisions of Section
1(e)(iii) above, the holders of a majority of the i2 Registrable Securities shall be entitled, on one of the four Demand Registrations requested by the holders of a majority of the Existing Registrable Securities, to provide written notice to the Company and the Investor of their intent to have their Registrable Securities included in such Demand Registration on a pari passu basis as the Investor Registrable Securities, in which case, if (A) such Demand Registration is an underwritten offering; and (B) the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of Existing Registrable Securities making such Demand Registration, then the Company shall include in such registration: (1) first, the i2 Registrable Securities and the Investor Registrable Securities, pro rata among the holders of such i2 Registrable Securities and Investor Registrable Securities on the basis of the number of shares owned by such holders; (2) second, the Registrable Securities other than both the i2 Registrable Securities and the Investor Registrable Securities, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders; and (3) third, Other Registrable Securities requested to be included in such registration pursuant to contractual registration rights, pro rata among the holders thereof on the basis of the number of their securities requested to be included therein.

                      (F) RESTRICTIONS ON DEMAND REGISTRATIONS. The Company shall not be obligated to effect any Demand Registration: (i) within one hundred eighty (180) days after the effective date of a previous Demand Registration or a previous registration in which the holders of the Registrable Securities were given piggyback rights pursuant to Section 2; (ii) if the Company, within ten
(10) days of the receipt of a request of a Demand Registration, gives notice of its bona fide intention to effect the filing of a registration statement under the Securities Act within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
(iv) if the Company shall furnish to the holders of the Registrable securities a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred eighty (180) days from the receipt of the request to file such registration by such holders. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company and the holders of a majority of the Registrable Securities agree that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may postpone a Demand Registration hereunder only once in any twelve (12) month period.

                      (G) SELECTION OF UNDERWRITERS. The holders of a majority of the Registrable Securities that initiate any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering.

                      (H) OTHER REGISTRATION RIGHTS. On or prior to the date of this Agreement, the Company has not granted any registration rights to any party, except for those expressly granted pursuant to this Agreement or the Existing Registration Rights Agreement. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Investor (so long as the Investor holds Registrable Securities) or the holders of a majority of the Registrable Securities (in the event the Investor no longer holds Registrable Securities), unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted to the Investor.

                  2.  PIGGYBACK REGISTRATIONS.

                      (A) RIGHT TO PIGGYBACK. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration or a registration on Form S-4, Form S-8 or any successor form) and the registration form to be used may be used for the registration of Registrable Securities (a "PIGGYBACK REGISTRATION"), the Company shall give prompt written notice (in any event within five (5) business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty-five (25) days after the receipt of the Company's notice.

                      (B) PIGGYBACK EXPENSES. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations as set forth in Sections 5(a) and (b) hereof.

                      (C) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell; (ii) second, the Investor Registrable Securities, pro rata among the holders of such Investor Registrable Securities on the basis of the number of shares owned by such holders; (iii) third, the Registrable Securities other than Investor Registrable Securities, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders; and (iv) fourth, Other Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of Other Registrable Securities requested to be included therein.

                      (D) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of stockholders other than holders of either the Investor Registrable Securities or the i2 Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities to be included in such registration, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Investor Registrable Securities on the basis of the number of shares owned by such holders; (iii) third, the Registrable Securities other than Investor Registrable Securities, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders; and (iv) fourth, any non-requesting Other Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of their securities requested to be included therein.

                  3.  HOLDBACK AGREEMENTS.

                      (A) HOLDERS OF REGISTRABLE SECURITIES. Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the 180-day period beginning on the effective date of any underwritten registration whether or not Registrable Securities are included (except as part of such underwritten registration), provided that senior management and all directors of the Company agree to a similar lock-up, and unless the underwriters managing the registration otherwise agree.

                      (B) THE COMPANY. The Company shall not effect any public sale or distribution of any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such Demand Registration or Piggyback Registration or pursuant to registrations on Form S-4, Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree.

                  4. REGISTRATION PROCEDURES. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

                      (A) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities included in such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel;

                      (B) notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days, if applicable, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, however, that if the Company is eligible to use Form S-3, the holders of Registrable Securities may require the Company to keep such registration effective as a "shelf registration" for a period of up to one year;

                      (C) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                      (D) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

                      (E) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                      (F) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule llAa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two
(2) market makers to register as such with respect to such Registrable Securities with the NASD;

                      (G) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

                      (H) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

                      (I) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                      (J) otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                      (K) permit any holder of Registrable Securities, which holder, in the Company's sole and exclusive judgment, might be deemed to be an underwriter or a controlling Person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder, its counsel and the Company's counsel, should be included;

                      (L) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

                      (M) subject to Section 4(d) above, use its best efforts to cause any Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

                      (N) obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

                      (O) if the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (i) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (ii) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (iii) to such other matters as reasonably may be requested by counsel for the underwriters or by such seller or its counsel.

                  5.  REGISTRATION EXPENSES.

                      (A) PAYMENT OF REGISTRATION EXPENSES. All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called "REGISTRATION EXPENSES"), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on, the NASD automated quotation system.

                      (B) REIMBURSEMENT OF REGISTRATION EXPENSES. In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration and for the reasonable fees and disbursements of each additional counsel retained by any holder of Registrable Securities for the purpose of rendering a legal opinion on behalf of such holder in connection with any underwritten Demand Registration or Piggyback Registration.

                      (C) PAYMENT OF REGISTRATION EXPENSES BY HOLDERS OF OTHER REGISTRABLE SECURITIES. To the extent Registration Expenses are not required to be paid by the Company, each holder of Other Registrable Securities included in any registration hereunder shall pay its proportionate share of all Registration Expenses based upon the ratio of the aggregate selling price of each holder's securities included therein to the aggregate selling price of all securities to be so registered.

                  6.  INDEMNIFICATION AND CONTRIBUTION.

                      (A) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement, prospectus or preliminary prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same, or (ii) any other violation or alleged violation by the Company of any applicable securities laws or other laws. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

                      (B) INDEMNIFICATION BY THE HOLDERS OF REGISTRABLE SECURITIES. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto and, to the extent permitted by law, shall indemnify the Company, its directors and officers, each Person who controls the Company (within the meaning of the Securities Act), and the other holders of Registrable Securities that register Registrable Securities pursuant to such registration statement against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

                      (C) PROCEDURE FOR INDEMNIFICATION. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one
(1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                      (D) CONTRIBUTION. Subject to applicable law, if the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein for reasons of public policy, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other, in connection with the matters that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                      (E) SURVIVAL. The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities and the termination of this Agreement.

                  7. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder unless such Person:

                      (A) in the case of a registration which is underwritten, agrees to sell such Person's securities on the basis provided in the applicable underwriting arrangement; provided, however, that no holder of less than ten percent (10%) of all Registrable Securities included in any underwritten registration (other than an executive officer or director of the Company) shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder's ownership of stock and such holder's intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof;

                      (B) as expeditiously as possible, notifies the Company, at any time when a prospectus relating to such Person's Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading;

                      (C) complies with all reasonable requests made by the Company or its counsel with respect to the registration of such Person's Registrable Securities, including, without limitation, providing access to all relevant books and records; and

                      (D) completes, executes and delivers all questionnaires, powers of attorney, indemnities, underwriting agreements and other usual and customary documents necessary or appropriate with respect to the offering of such Person's Registrable Securities, and in the case of a registration which is underwritten, necessary or appropriate under the terms of such underwriting arrangements (subject to the provision in Section 7(a) above).

                  8.  DEFINITIONS.

                      (A) The term "EXISTING REGISTRABLE SECURITIES" means Registrable Securities other than i2 Registrable Securities.

                      (B) The term "i2 REGISTRABLE SECURITIES" means all Registrable Securities acquired by i2 under that certain warrant granted to i2 on the date hereof representing the right to purchase 1,250,000 shares of common stock of the Company ("COMMON STOCK"), and held by i2 at the time of exercise of the relevant rights under this Agreement.

                      (C) The term "INITIAL PUBLIC OFFERING" means the first registered public offering of the Company's Common Stock by the Company under the Securities Act with net proceeds to the Company and/or the Stockholders of not less than $15 million.

                      (D) The term "INVESTOR REGISTRABLE SECURITIES" means all Registrable Securities (i) acquired by the Investor under the Purchase Agreement or under the Stock Purchase Agreement between WCO-Nevada and the Investor, dated as of March 30, 1999 (the "MARCH 30 SPA") and held by the Investor at the time of exercise of the relevant right under this Agreement; (ii) all Registrable Securities acquired by the Purchasers (as defined in the Purchase Agreement) under the Purchase Agreement and held by the Purchasers at the time of exercise of the relevant right under this Agreement; and (iii) all other Registrable Securities subsequently acquired by holders of Investor Registrable Securities (including Miller Technology Management, L.P., its affiliates and partners pursuant to any liquidation or dissolution of the Investor). Investor Registrable Securities will continue to be Investor Registrable Securities if held or acquired by any holder of Investor Registrable Securities.

                      (E) The term "PERMITTED TRANSFEREE" means:

                          (I) a company in which the transferor(s) own(s)
directly or indirectly more than 50% of the equity and voting capital or has the right and power to direct the policy and management of such company;

                          (II) a company that owns directly or indirectly more
than 50% of the equity and voting capital or has the right and power to determine the policy and management of the transferor(s);

                          (III) in the case of a transfer by a partnership
(including a limited partnership), to any partners, or any partnership (including a limited partnership) managed by the same management company or to the partners thereof, or to any partners of such;

                          (IV) in the case of a body corporate, to its
stockholders in the same proportion as their ownership interest in the body corporate; and

                          (V) in the case of a stockholder who is an individual
to his or her spouse, children, or grandchildren, other than to minors and persons incapacitated as a matter of law, or to trusts and living trusts on behalf of any of the foregoing; provided that in all cases, such Permitted Transferee has agreed in writing to assume the obligations of the transferor under all agreements involving the Company and provided that the transfer does not violate the federal securities laws (the opinion of counsel for the transferor that a transfer does not violate the federal securities laws will suffice to satisfy this requirement).

                      (F) The term "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust or unincorporated organization.

                      (G) The term "REGISTRATION EXPENSES" has the meaning set forth in Section 5 above.

                      (H) The term "REGISTRABLE SECURITIES" means (i) any Common Stock issued or issuable pursuant to or upon conversion or recapitalization of
(A) any Series A Preferred Stock or Series B Preferred Stock or (B) that certain warrant granted to i2 on the date hereof representing the right to purchase 1,250,000 shares of Common Stock, (ii) any other Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization, and
(iii) any other shares of Common Stock held by Persons holding securities described in clauses (i) and (ii), inclusive above, including, without limitation, any shares of Common Stock issued upon conversion of the Company's preferred stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force). For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion of any capital stock or upon exercise of any options or warrants or in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

                      (I) The term "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                      (J) The term "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                  9.  MISCELLANEOUS.

                      (A) NO INCONSISTENT AGREEMENTS. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

                      (B) ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration.

                      (C) REMEDIES. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

                      (D) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the holders of a majority of all Registrable Securities; provided, however, that no amendment or waiver which materially and adversely effects the rights of the holders of the Investor Registrable Securities hereunder may be made without the consent of a majority of the holders of the Investor Registrable Securities; and provided further, however, that no amendment or waiver which materially and adversely effects the rights of the holders of the i2 Registrable Securities hereunder may be made without the consent of a majority of the holders of the i2 Registrable Securities.

                      (E) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities, including without limitation any Permitted Transferee.

                      (F) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                      (G) As of the execution of this Agreement by all of the Company, the Investor and i2, the Existing Registration Rights Agreement shall terminate and be of no further force and effect.

                      (H) COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

                      (I) DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                      (J) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                      (K) NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or forty-eight (48) hours after deposited in the United States mail, certified or registered to the recipient by postage prepaid or by facsimile. Such notices, demands and other communications shall be sent to the Investor and to each Shareholder at the addresses indicated on the Schedule of Holders attached hereto and to the Company at the address of its corporate headquarters or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

                      (L) NEW PARTIES. During the term of this Agreement, the Company may, with the consent of the Company's Board of Directors and the Investor, allow other Persons to become parties to this Agreement by executing a Joinder Agreement, and the Schedule of Holders attached hereto as Exhibit A shall be revised and updated accordingly. Notwithstanding the above, upon execution of a Joinder Agreement, all Purchasers under the Purchase Agreement automatically shall become parties to this Agreement and be added to the Schedule of Holders attached hereto as Exhibit A.

                      (M) TERMINATION OF AGREEMENT. All registration rights granted hereunder will expire and this Agreement will be terminated at such time as (i) ninety percent (90%) of the total number of Registrable Securities issued by the Company pursuant to the March 30 SPA, the Purchase Agreement and the Warrant Purchase Agreement (as adjusted for stock splits, consolidations, recapitalization, or the issuance of stock dividends) have been sold to the public (either in an offering registered under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act), and (ii) the average daily trading volume of the Common Stock over the six (6) month period immediately preceding the termination is at least one-quarter of one percent (1/4%) of the Company's outstanding Common Stock.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                      WORLD COMMERCE ONLINE, INC.


                                      By:  /s/ Mark Patten
                                           -------------------------------------
                                           Mark Patten, Chief Financial Officer



                                      i2 TECHNOLOGIES, INC.


                                      By:  /s/ Robert Donohoo
                                           -------------------------------------
                                           Robert Donohoo, Corporate Counsel



                                      INTERPRISE TECHNOLOGY PARTNERS, L.P.


                                      By: /s/ David R. Parker
                                          -------------------------------------
                                          David R. Parker, Managing Principal

                                  EXHIBIT A TO
               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


                               SCHEDULE OF HOLDERS

INVESTORS:

Interprise Technology Partners, L.P.
c/o Miller Capital Management, Inc.
30th Floor
1001 Brickell Bay Drive
Miami, FL 33131
Attention: David R. Parker
Facsimile: (305) 374-3317


i2 Technologies, Inc.
11701 Luna Road
Dallas, Texas 75234
Attention: Legal Department
Facsimile: (469) 357-6566


[Insert names of purchasers under the Purchase Agreement]





                                     A - 1